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                                                                     EXHIBIT 8.2



            FORM OF TAX OPINION OF WINSTEAD SECHREST & MINICK, P.C.



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
5400 Renaissance Tower                                      WINSTEAD                       (214) 745-5400
1201 Elm Street                                             SECHREST                       Telecopier (214) 745-5390
Dallas, Texas 75270-2199                                    & MINICK
                                                   A Professional Corporation
                                                     Attorneys & Counselors
DALLAS HOUSTON AUSTIN                                                                                   Direct Dial:
MEXICO CITY                                                                                                 745-5342
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                                          , 1995



Board of Directors


Intertrans Corporation


125 E. John Carpenter Freeway


Suite 900


Irving, Texas 75062



               Re: Fritz Companies, Inc. Merger



Gentlemen:



     We have acted as counsel to Intertrans Corporation, a Texas corporation ("Intertrans"), in connection with the merger (the "Merger") of Fritz Air Freight, Inc., a California corporation ("Merger Sub") and wholly owned subsidiary of Fritz Companies, Inc., a Delaware corporation ("Fritz"), with and into Intertrans pursuant to that certain Agreement and Plan of Reorganization dated February 14, 1995, as amended (the "Agreement"), among Intertrans, Fritz and Merger Sub, and the agreements, documents and instruments contemplated thereby.



     In rendering the opinion expressed below, we have examined and are relying upon the truth and accuracy, at all relevant times, of the following documents and of the following representations:



     1. The Agreement.



     2. Articles of Incorporation, Certificates of Incorporation and such other corporate records, documents and certificates of Intertrans, Fritz and Merger Sub as in our judgment are necessary or desirable to enable us to render the opinion expressed herein.



     3. Registration Statement (Form S-4) filed by Fritz with the Securities and Exchange Commission on March 6, 1995, as amended (the "Registration Statement").



     4. Certificates containing the following representations made by Intertrans, Fritz and/or Merger Sub:



          (i) The Agreement and the agreements, documents and instruments contemplated thereby contain all material terms of the Merger and there are no agreements or documents which amend, modify or revise the provisions of the Agreement and the agreements, documents and instruments contemplated thereby or amend, modify or revise the terms of the Merger or the consideration to be received by Intertrans or the shareholders of Intertrans in connection with the Merger.

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Intertrans Board of Directors


         , 1995

          (ii) The shareholders of Intertrans are not under any binding contract or commitment requiring them to sell any of the shares of common stock of Fritz to be received pursuant to the Merger. The shareholders of Intertrans do not have any plan or intent to sell or otherwise dispose of more than fifty percent (50%) of the shares of common stock of Fritz to be received pursuant to the Merger.



          (iii) After the Merger, Intertrans will be a wholly owned subsidiary of Fritz with substantially the same business as is currently being conducted by Intertrans, and Fritz has no plan or intention to sell or otherwise dispose of the stock of Intertrans, to discontinue Intertrans' historic business, to liquidate Intertrans or to cause Intertrans to sell or otherwise dispose of any of Intertrans' assets except for dispositions in the ordinary course of business.



          (iv) Intertrans has not sold any assets other than in the ordinary course of its business for the two year period ending on the date hereof.



          (v) Fritz, Merger Sub, Intertrans and the shareholders of Intertrans will pay their respective expenses related to the Merger, if any.



          (vi) Pursuant to the Merger, Intertrans will acquire 100% of the assets of Merger Sub.



          (vii) Immediately after the Merger, Intertrans will own assets representing at least 90% of the fair market value of Intertrans' net assets and at least 70% of the fair market value of Intertrans' gross assets held immediately before the Merger.



          (viii) The method of converting shares of Intertrans common stock into shares of Fritz common stock set forth in the Agreement is a result of arm's length negotiations and, accordingly, at the time the method of exchange was determined, the aggregate fair market value of the shares of Fritz common stock to be received by the Intertrans shareholders in exchange for Intertrans common stock was approximately equal to the fair market value of the shares of Intertrans common stock to be surrendered in exchange therefor.



          (ix) Merger Sub has no liabilities, or any liabilities that Merger Sub has on the date hereof are liabilities incurred in the ordinary course of business.



          (x) There is no intercorporate indebtedness between (i) Fritz and Intertrans or (ii) Merger Sub and Intertrans which was issued or acquired or will be settled at a discount.



          (xi) The terms of the Agreement providing for the payment of cash in lieu of fractional share interests is solely for the purpose of saving Fritz the expense and inconvenience of issuing and transferring the fractional share interests and is not separately bargained for consideration.



          (xii) There is no plan or intention on the part of Fritz to redeem or otherwise reacquire any of the Fritz common stock to be issued pursuant to the Merger.



          (xiii) No stock of Merger Sub will be issued to Intertrans or the shareholders of Intertrans.



        (xiv) Compensation to be paid by the consolidated Fritz/Intertrans entity to shareholder/employees of Intertrans will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services, and no part of such compensation represents consideration for their shares of Intertrans common stock.



          (xv) Shareholders of Intertrans shall receive solely voting common stock of Fritz in exchange for their shares of Intertrans common stock pursuant to the Merger.



          (xvi) The business purposes of the Merger are accurately set forth in the Registration Statement.

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Intertrans Board of Directors


         , 1995

          (xvii) Substantially more than 50% in value of the assets of Intertrans consist of assets which are not stock or securities and substantially more than 20% of Intertrans' assets are not held for investment.



          (xviii) Upon the Merger, Intertrans shall not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in Intertrans.



          (xix) Fritz does not own, nor has it owned during the past five years, any shares of the stock of Intertrans.



          (xx) On the date hereof, the fair market value of the assets of Intertrans exceeds the sum of Intertrans' liabilities, plus the amount of liabilities, if any, to which the assets are subject.



          (xxi) Neither Intertrans, Fritz nor Merger Sub is under the jurisdiction of a court in a Title 11 or similar case within the meaning of sec. 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").



          (xxii) Neither Fritz nor Intertrans has any plan or intention to cause Intertrans to issue any capital stock in such amount as would cause Fritz to fail to be in control (as defined in sec. 368(c) of the Code) of Intertrans after the Merger.



          (xxiii) Prior to the Merger, Fritz will be in control of Merger Sub (as defined in sec. 368(c) of the Code).



     In connection with rendering this opinion, we have assumed to be true and are relying upon, without any independent investigation or review thereof, the following:



     1. The authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents.



     2. The genuineness of all signatures, the due authorization, execution and delivery of all documents by all parties thereto and the due authority of all persons executing such documents.



     Based on our examination of the foregoing items and subject to the assumptions, limitations, qualifications and representations set forth herein, and based on the provisions of the Code and Treasury Regulations, administrative pronouncements and rulings promulgated thereunder, we are of the opinion that:



          I. The Merger will constitute a "reorganization" within the meaning of sec. 368(a) of the Code.



          II. No gain or loss (except with respect to cash received in lieu of fractional shares) will be recognized by holders of shares of Intertrans common stock on the exchange of their Intertrans common stock shares solely for shares of Fritz common stock pursuant to the Merger.



          III. The tax basis of the shares of Fritz common stock received by the holders of shares of Intertrans common stock will be the same as the tax basis of the shares of Intertrans common stock exchanged therefor, decreased by the amount of any cash received and increased by the amount of any gain recognized on the exchange.



          IV. The holding period of shares of Fritz common stock received by holders of shares of Intertrans common stock will include the holding period of the shares of Intertrans common stock exchanged therefor, provided that such shares of Intertrans common stock were held as capital assets on the date of the consummation of the Merger.



          V. Notwithstanding paragraphs I, II, III, and IV above, we express no opinion with respect to the tax treatment upon the receipt of shares of Fritz common stock by holders of Intertrans warrants, options, stock rights, stock or property which are non-transferable or subject to a substantial risk of forfeiture, or similar compensatory rights or arrangements.

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Intertrans Board of Directors


         , 1995

     In addition to the matters set forth above, this opinion is subject to the following exceptions, limitation and qualifications:



          A. Our opinion expressed herein is based upon our interpretation of the existing provisions of the Code and existing judicial decisions, administrative regulations and revenue rulings and revenue procedures. Our opinion is not binding upon the Internal Revenue Service or courts and there is no assurance that the Internal Revenue Service will not challenge the conclusions set forth herein. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein. We undertake no obligation to advise you of changes in law which may occur after the date hereof.



          B. Our opinion is limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to any other matter not specifically set forth in the foregoing opinion.



     In the event any one of the statements, representations or assumptions we have relied upon to issue this opinion is incorrect in any material respect, our opinion might be adversely affected and may not be relied upon.



     This opinion is solely for your benefit and may not be relied upon in any manner by any other person or entity.



     We hereby consent to the inclusion in the Registration Statement on Form S-4, relating to the proposed merger of Intertrans with Merger Sub, a wholly owned subsidiary of Fritz, of our opinion letter appearing as Exhibit 8.2 to this Registration Statement, and to the references to our firm name therein.



                                          WINSTEAD SECHREST & MINICK P.C.



                                          By:


                                            ------------------------------------

                                              Thomas R. Helfand